Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark Expands Credit Facilities to $410 Million; Positions for Further Growth in 2015

ATLANTA – December 24, 2014 – CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the refinancing of its existing credit facilities through a syndicate led by CoBank ACB, increasing its total credit availability from $240 million to $410 million. The new debt facilities include a $35 million, five-year revolving line of credit, a $275 million seven-year multi-draw term loan, and a $100 million 10-year term loan. The refinancing provides additional capital for future acquisitions and other general corporate purposes, including share repurchases. The refinancing also provides CatchMark with increased liquidity and a reduction in its effective interest cost.

•	Additional acquisition capacity: CatchMark increased its debt availability for acquisitions under the multi-draw term loan by more than 150% to approximately $255 million. Expanding its holdings of well-stocked timberlands remains a key strategic initiative for increasing the company’s sustainable harvest volumes and timber sales revenues.

•	Increased liquidity: The company’s revolving credit facility has increased from $25 million to $35 million and will be available for small acquisitions under $5 million as well as general corporate purposes.

•	Lower effective interest rate: The Company is now eligible to receive annual patronage refunds, which are profit distributions made by CoBank and other Farm Credit System banks. The refinancing effectively reduces the company’s annual cash interest expense by approximately 55 to 65 basis points or approximately $700,000 based on its current debt levels.

•	Risk management: To hedge against interest rate risk on the term loan, CatchMark entered into a hedging transaction for $35 million effectively fixing the rate at 4.145% before patronage.

Jerry Barag, CatchMark’s President and CEO, said: “The execution of this refinancing helps us to continue to grow strategically in 2015 as we find transactions which meet our parameters for sustainable growth. Our leverage ratio remains in an extremely comfortable range – under 20% – as we build our holdings of high-quality timberlands and focus on increasing our dividend.”

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 397,100 acres* of timberland located in Alabama, Florida, Georgia, Louisiana and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.

*	As of October 30, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (ii) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (iii) we may not generate the harvest volumes from our timberlands that we currently anticipate; (iv) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located, (v) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (vi) we may not receive patronage dividends at the rate we currently anticipate; (vii) we may not be able to access external sources of capital at attractive rates or at all; and (viii) potential increases in interest rates could have a negative impact on our business. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Contacts

Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com